UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported)

February 7, 2013

SKULLCANDY, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-35240	56-2362196
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1441 West Ute. Blvd, Suite 250 Park City, Utah		84098
(Address of principal executive offices)		(zip code)

(435) 940-1545

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operation and Financial Condition.

On February 7, 2013, Skullcandy, Inc. (the “Company”) issued a press release announcing, among other things, certain anticipated financial results for the fourth quarter and fiscal year ended December 31, 2012. A copy of the press release is furnished herewith as Exhibit 99.1.

The information in this Item 2.02, including the accompanying exhibit, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in this Item 2.02, including the accompanying exhibit, shall not be incorporated by reference into any registration statement or other document filed pursuant to the Securities Act of 1933, as amended, regardless of any general incorporation language in such filing.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 7, 2013, the Company announced that Jeremy Andrus resigned as the President and Chief Executive Officer (“CEO”) of the Company and as a member of the Company’s Board of Directors (the “Board”), effective as of February 8, 2013. The Company is not aware of any disagreement between Mr. Andrus and the Company as to the Company’s operations, policies or practices.

In connection with Mr. Andrus’ resignation from the Company, Mr. Andrus entered into a Separation and Release (“Separation Agreement”) with the Company that provides Mr. Andrus with the following benefits in exchange for executing and not revoking a release of claims in favor of the Company and its affiliates:

(i)	the severance pay set forth in Mr. Andrus’ employment agreement with the Company, which is in the amount of $900,000. Such severance will be payable in cash and in accordance with the terms of Mr. Andrus’ employment agreement and the Company’s standard payroll practices over a period of 3 years;

(ii)	a right to remain eligible to vest in and earn on January 1, 2015, a prorated portion of the 120,773 performance stock units granted to Mr. Andrus on May 21, 2012 (“PSUs”);

(iii)	reimbursement for the cost of COBRA premiums for up to eighteen (18) months following Mr. Andrus’ resignation from the Company;

(iv)	reimbursement of up to $7,500 for substantiated attorneys’ fees incurred by Mr. Andrus for services in connection with the negotiation and preparation of the Separation Agreement; and

(v)	the agreement by the Company to retain Mr. Andrus as a consultant for a period of one (1) year following his resignation; such consulting services shall include advisory services to the Company’s Board of Directors (the “Consulting Services”) and shall not exceed five (5) hours per month. The Company has agreed to pay Mr. Andrus $115,000 per year for the Consulting Services.

The PSUs are originally scheduled to vest based on the attainment of certain pre-determined financial and stock price performance goals during the period running from January 1, 2012 to December 31, 2014. Under the Separation Agreement, the PSUs will vest pro rata by multiplying (1) the number of PSUs that would have been earned during the performance period (based solely on the Company’s performance and without regard to Mr. Andrus’ departure), by (2) the fraction of (i) 402 (ii) divided by 1,096 (the “Pro Rata Fraction”). Notwithstanding, if a Change in Control (as defined in Mr. Andrus’ PSU agreement) occurs before January 1, 2015, the performance metrics under the PSU agreement will be deemed to have been fully met and a prorated portion of Mr. Andrus’ PSUs will accelerate upon the Change in Control based on the Pro Rata Fraction. In addition, if Mr. Andrus dies or experiences a disability (as defined in the PSU Agreement) before January 1, 2015, Mr. Andrus will vest in 100% of the PSUs.

The description of the terms of the Separation Agreement is qualified in its entirety by the terms of the Separation Agreement attached hereto as Exhibit 10.1.

On February 7, 2013, the Board appointed Rick Alden, age 48, as the Company’s interim-Chief Executive Officer, effective immediately following the effectiveness of the resignation of Jeremy Andrus as Chief Executive Officer, while the Board conducts a search for a permanent CEO.

Mr. Alden is currently a member of the Board, a position he has held since the Company’s inception in 2003. Mr. Alden founded the Company in January 2003 and served as its CEO until March 2011. Prior to founding the Company, Mr. Alden co-founded Device Manufacturing, a snowboard boot and binding company, in 1995 and later served as its chief operating officer until it was purchased by Atomic Ski Company in 1999. In 1986, Mr. Alden co-founded National Snowboard, a snowboarding events and marketing company, which was acquired by the American Ski Association in 1991. Mr. Alden holds a B.S. from the University of Colorado.

With respect to the disclosure required pursuant to Section 401(d) of Regulation S-K, there are no family relationships between Mr. Alden and any director or executive officer of the Company. With respect to Section 404(a) of Regulation S-K, there are no relationships or transactions between Mr. Alden and the Company that would be required to be reported.

The Compensation Committee of the Board (the “Compensation Committee”) has engaged a compensation consulting firm to assist the Compensation Committee in determining the compensation arrangements for Mr. Alden in his role as interim CEO. As of the date of this report, no compensation terms have been determined. Until such time as the Compensation Committee has approved new compensation arrangements for Mr. Alden in connection with his services as interim-CEO, Mr. Alden shall be compensated pursuant to the terms of that certain Board of Directors Services Agreement, by and between the Company and Mr. Alden, dated as of March 21, 2011, which was filed with the Securities and Exchange Commission as Exhibit 10.20 on the Company’s Registration Statement on Form S-1/A, filed on April 28, 2011.

Item 9.01	Exhibits

(d)  Exhibits

10.1	Separation Agreement, dated February 8, 2013 by and between Skullcandy, Inc. and Jeremy Andrus

99.1	Press Release, dated February 7, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 8, 2013

SKULLCANDY, INC.

By:	/s/ Kyle B. Wescoat
Kyle B. Wescoat
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Exhibit Description

10.1	Separation Agreement, dated February 8, 2013 by and between Skullcandy, Inc. and Jeremy Andrus

99.1	Press Release, dated February 7, 2013